Exhibit 99(h)(2)

SELECTED DEALER AGREEMENT

COVERING LIMITED LIABILITY COMPANY INTERESTS IN

UBS Credit & Recovery Fund, L.L.C.

BETWEEN

UBS FINANCIAL SERVICES INC.

______________________

AND

(NAME OF SELECTED DEALER)

The Selected Dealer named above and UBS Financial Services Inc., the distributor of limited liability company interests in UBS Credit & Recovery Fund, L.L.C., agree to the terms and conditions set forth in this agreement.

Selected Dealer Signature

____________________________________________
Principal Officer

____________________________________________
Address

____________________________________________
Employer Identification No.	UBS FINANCIAL SERVICES INC. ____________________________________________ Authorized Signatory 51 West 52nd Street New York, NY 10019 ____________________________________________ Date

          The Selected Dealer and UBS Financial Services Inc. (the "Distributor"), the distributor of limited liability company interests (the "Interests") of UBS Credit & Recovery Fund, L.L.C. (the "Fund"), agree as follows in connection with the offering of Interests of the Fund:

1.    No orders will be accepted until, the Interests may only be offered after, the Fund's registration statement filed with the Securities and Exchange Commission (the "SEC") has been declared effective by the SEC (the "Offering Period"). The Selected Dealer shall not offer and sell interests during any period that said registration statement shall not be effective and during any other period during which it shall be unlawful to offer or sell Interests.

2.    An order for Interests of the Fund will be confirmed only at the price calculated as described in the Fund's prospectus (plus a maximum sales load determined as set forth in the prospectus of the Fund) and at such time as the Distributor determines.

3.    The minimum order size is set forth in the prospectus. All orders are subject to the acceptance or rejection by the Fund in its sole discretion. Without limitation to the foregoing, the Distributor reserves the right to reject any order or portion thereof as to which the Selected Dealer is unable to deliver a certificate in the form attached hereto as Exhibit A. The Selected Dealer understands that neither the Fund nor the Distributor has any obligation or intention to purchase any Interests from the Selected Dealer at any price, except that the Fund intends to make periodic repurchase offers as described in its prospectus. Any representation as to a tender offer by the Fund, other than that which is set forth in the Fund's then current prospectus, is expressly prohibited. The Selected Dealer hereby covenants that it (i) will sell Interests only in the manner and subject to the conditions and limitations set forth in the Fund's prospectus, (ii) will not make a secondary market in any Interests of the Fund, (iii) will not purchase or hold such Interests in inventory for the purpose of resale in the open market, (iv) will offer and sell Interests only to persons who the Selected Dealer reasonably believes are "qualified clients", as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended, and (iv) will not repurchase such Interests in the open market.

4.    The Selected Dealer shall remit the purchase price for all orders to the Fund as directed from time to time by the Distributor. On each purchase of Interests, the Selected Dealer shall be entitled to a concession from the Distributor, from its own resources, equal to an annual rate for the of ___% or ___ basis points in the first year following the purchase of the Interest and __% or __ basis points thereafter, based upon the Selected Dealer's client (each "Client") month end net assets in the Fund, paid quarterly in arrears. In addition, the Selected Dealer shall be entitled to an amount equal to ___% of the incentive allocation, if any, charged to the capital account of the Clients, payable when the capital account of the Client is charged. Subject to limitations imposed by law including those imposed by rules of the National Association of Securities Dealers, Inc. (the "NASD"). Such amounts shall be paid to the Selected Dealer from the Distributor's own resources and shall not be paid for the provisions of any investment advisory services.

          No concessions will be paid to the Selected Dealer for the investment of dividends or other distributions in additional Interests.

5.    By signing this Agreement, both the Distributor and the Selected Dealer warrant that they are members of the NASD, and agree that termination of such membership by either party at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 9 hereof. Each party further agrees to comply with all rules and regulations of the NASD and specifically to observe the following provisions:

(a) Neither the Distributor nor the Selected Dealer shall withhold placing customers' orders for Interests so as to profit itself as a result of such withholding.

(b) The Selected Dealer shall not purchase Interests through the Distributor other than for investment, except for the purpose of covering purchase orders already received.

6.    The Selected Dealer shall be solely responsible for making all determinations pursuant to NASD Rule 2310 as to the suitability of Interests for each customer to whom it recommends Interests. The Selected Dealer agrees to remain in compliance with all applicable laws, rules and regulations throughout the duration of this Agreement, including any anti-money laundering statutes and OFAC regulations. The Selected Dealer will obtain the true identity of each prospective investor (including any beneficial owners thereof) and the Selected Dealer will make reasonable inquiry into the sources of funds used to purchase Interest in the Fund.

7.    The Selected Dealer is not for any purposes employed or retained as or authorized to act as broker, agent or employee of the Fund or of the Distributor, and the Selected Dealer is not authorized in any manner to act for the Fund or the Distributor or to make any representations on behalf of the Distributor. In selling Interests under this Agreement, the Selected Dealer shall be entitled to rely only upon matters stated in the current offering prospectus of the Fund and upon such written representations, if any, as may be made by the Distributor to the Selected Dealer.

8.    During the Offering Period, the Distributor will furnish to the Selected Dealer, without charge, reasonable quantities of the current offering prospectus of the Fund and sales material issued from time to time by the Distributor. The Selected Dealer will not alter such materials in any way or use any other materials to market the Interests.

9.    Either party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the fifth day following the date on which such notice was given. The Distributor may modify this Agreement at any time by written notice to the Selected Dealer. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid, or delivered to a telegraph office for transmission to the other party at his or its address as shown herein.

10.    Neither party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

11.    The Selected Dealer agrees to indemnify, defend and hold harmless the Distributor and the Fund and their predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent and each person who controls or is controlled by the Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorneys' fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract, related to the offer or sale by the Selected Dealer of Interests pursuant to this Agreement; or (ii) the breach by the Selected Dealer of any of its representations and warranties specified herein or the Selected Dealer's failure to comply with the terms and conditions of this Agreement.

The Distributor agrees to indemnify, defend and hold harmless the Selected Dealer and its predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent, and each person who controls or is controlled by the Selected Dealer, from any and all losses, claims, liabilities, costs, an expenses, including attorneys' fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violations of any statute or regulation (including, without limitation, the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract by Distributor; (ii) any alleged untrue statement of a material fact contained in any currently effective (when used) registration statement of the Fund (including any prospectus or statement of additional information which is part of any such registration statement) or any amendment or supplement thereto or in any written sales materials provided by the Fund or the Distributor, or the alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading; or (iii) the breach by Distributor of any of its representations and warranties specified herein or the Distributor's failure to comply with the terms and conditions of this Agreement.

12.    This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles and shall be binding upon both parties hereto when signed by the Distributor and by the Selected Dealer in the spaces provided on the cover of this Agreement. This Agreement shall not be applicable to Interests of the Fund in any jurisdiction in which such Interests are not qualified for sale. The Distributor will provide the Selected Dealer with a list of the states and other jurisdictions in which the Interests have been qualified for sale.